UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 28, 2015

Bone Biologics Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-53078	42-1743430
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

321 Columbus Ave, Boston, MA	02116
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (732) 661-2224

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement.

Item 3.02. Unregistered Sales of Equity Securities.

On October 28, 2015, the Registrant agreed (i) to issue a total of 915,614 shares of common stock of the Registrant (the “Shares”) and warrants to purchase 158,229 shares of common stock of the Registrant (the “Warrants”) and (ii) to make a payment of $275,000. The Warrants have an exercise price of $1.58. The shares were issued and the payment was made to AFH Holding & Advisory, LLC (“AFH”) as payment for advisory services rendered to the Company. Mr. Amir Heshmatpour is the controlling party of AFH and an affiliate and board observer of the Registrant.

The shares were issued in reliance of Section 4(2) of the Securities Act of 1933, as amended. Such reliance was based upon the fact that (i) the issuance of the shares did not involve a public offering, (ii) there were no more than 35 investors (excluding “accredited investors”), (iii) each investor who was not an accredited investor either alone or with his purchaser representative(s) has such knowledge and experience in financial and business matters that he is capable of evaluating the merits and risks of the prospective investment, or the issuer reasonably believes immediately prior to making any sale that such purchaser comes within this description, (iv) the securities are subject to Rule 144 limitation on resale and (v) each of the parties is a sophisticated purchaser and had full access to the information on the Registrant necessary to make an informed investment decision by virtue of the due diligence conducted by the purchaser or available to the purchaser prior to the transaction.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bone Biologics Corporation

Dated: October 30, 2015	By:	/s/ Stephen R. LaNeve
Stephen R. LaNeve
Chief Executive Officer